SUPPLEMENT DATED: June 30, 2008 (To pricing supplement dated June 25, 2008, MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Supplement Number: 3051	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

1.00% Merrill Lynch Note Linked to the Performance of Lowe’s Companies, Inc. common stock due June 30, 2015

(the “Notes”)

OFFERING OF ADDITIONAL SECURITIES

____

This supplement relates to the offering of additional securities of the series of Merrill Lynch & Co., Inc. senior debt securities indicated below (the “Notes”). The Notes offered hereby are being distributed by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

CUSIP: 59018YR78

Date of pricing supplement related to the Notes (the “Pricing Supplement”): June 25, 2008

Principal amount of Notes offered under the Pricing Supplement: $60,000,000

The Notes Offered Hereby

Principal Amount: $9,000,000

Expected Settlement Date: June 30, 2008

Pricing Information

Original Public Offering Price (per $1,000 unit): $971.50

Proceeds to Issuer: $8,721,000

Underwriting Discount: $22,500

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page PS-8 of the Pricing Supplement and pages S-3 to S-4 in the accompanying MTN prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Pricing Supplement dated June 25, 2008:

     http://www.sec.gov/Archives/edgar/data/65100/000119312508142815/d424b3.htm

•	MTN prospectus supplement, dated March 31, 2006:

     http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

     http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

     http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Web site is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.